                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                      MANUFACTURED HOME COMMUNITIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  564682 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 564682 10 2                13G/A                    PAGE 2 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samuel Zell
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        465,111
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   326,352
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        465,111
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   326,352
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        791,463
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 3 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samuel Zell Revocable Trust u/t/a 1-17-90
        FEIN ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   326,352
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   326,352
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        326,352
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 4 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/SZRT, L.L.C.
        FEIN ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   307,774
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   307,774
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        307,774
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.4%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 5 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/ZGPI, L.L.C.
        FEIN 36-3716786
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   6,003
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   6,003
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        6,003
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        Less than 0.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 6 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock, L.L.C.
        FEIN 36-4156890
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   947,665
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   947,665
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        947,665
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.4%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 7 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/ZFT, L.L.C.
        FEIN 36-30229676
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   196,165
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   196,165
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        196,165
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.9%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                    PAGE 8 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGI Holdings, Inc.
        FEIN 36-4175553
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   579,873
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 10 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Donald S. Chisholm Trust
        FEIN 38-6469512
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Michigan
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        7,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        7,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   -0-
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        7,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        Less than 0.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 11 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/Alpha, L.L.C.
        FEIN36-3002855
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   8,887
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   8,887
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        8,887
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        Less than 0.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 12 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGIL Investments, Inc.
        FEIN 36-417555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   579,873
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 13 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Ann Lurie
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,398,876
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   1,398,876
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,398,876
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 14 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Anda Partnership
        FEIN 88-0132846
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Nevada
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   233,694
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   233,694
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        233,694
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 15 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        LFT Partnership
        FEIN 39-6527526
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   5,346
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   5,346
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,346
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        Less than 0.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 16 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Mark Slezak
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,393,440
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   1,393,440
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,393,440
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                13G/A                   PAGE 17 OF 28 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Chai Trust Company, L.L.C.
        FEIN 36-7328783
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   2,318,466
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   2,318,466
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,318,466
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.8%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP No. 564682 10 2                     13G/A                    Page 18 of 28
--------------------------------------------------------------------------------



ITEM 1(a).      NAME OF ISSUER:

         This Schedule 13G/A relates to the common stock, par value $.0001 per share, of Manufactured Home Communities, Inc., a Maryland corporation (the Issuer").


ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606

ITEM 2(a).      NAME OF PERSON FILING:

         This Schedule 13G/A is being filed by the following persons and entities:

         Samuel Zell
         Samuel Zell Revocable Trust u/t/a 1-17-90
         Samstock/SZRT, L.L.C., a Delaware limited liability company Samstock/ZGPI, L.L.C., a Delaware limited liability company Samstock, L.L.C., a Delaware limited liability company Samstock/ZFT, L.L.C., a Delaware limited liability company Samstock/Alpha, L.L.C., a Delaware limited liability company
         EGI Holdings, Inc., an Illinois corporation
         Donald S. Chisholm Revocable Trust
         EGIL Investments, Inc., an Illinois corporation
         Ann Lurie
         Anda Partnership, an Illinois general partnership
         LFT Partnership, an Illinois general partnership
         Mark Slezak
         Chai Trust Company, L.L.C., a Illinois limited liability company

         The above persons and entities are each a "Reporting Person" and are collectively referred to herein as the "Reporting Persons."

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The address for the Reporting Persons (other than Rochelle Zell Revocable Trust and Donald S. Chisolm Trust is as follows:

         Two North Riverside Plaza, Chicago, Illinois 60606

         The address for Rochelle Zell Revocable Trust is as follows:

         Samuel Zell, Co-Trustee
         980 North Michigan Avenue
         Suite 1380
         Chicago, Illinois 60611

CUSIP No. 564682 10 2                     13G/A                    Page 19 of 28
--------------------------------------------------------------------------------


         The address for Donald S. Chisholm Trust is as follows:

         505 E. Huron Street
         Ann Arbor, Michigan 48104

ITEM 2(c).      CITIZENSHIP:

         The Reporting Persons' state or organization or citizenship is as follows:

         Samuel Zell                                          United States
         Samuel Zell Revocable Trust u/t/a 1-17-90            Illinois
         Samstock/SZRT, L.L.C.                                Delaware
         Samstock/ZGPI, L.L.C.                                Delaware
         Samstock, L.L.C.                                     Delaware
         Samstock/ZFT, L.L.C.                                 Delaware
         Samstock/Alpha, L.L.C.                               Delaware
         EGI Holdings, Inc.                                   Illinois
         Donald S. Chisholm Revocable Trust                   Michigan
         EGIL Investments, Inc.                               Illinois
         Ann Lurie                                            United States
         Anda Partnership                                     Illinois
         LFT Partnership                                      Illinois
         Mark Slezak                                          United States
         Chai Trust Company, L.L.C.                           Illinois


ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

         The securities reported herein are shares of common stock, par value $.01 per share of the Issuer ("Common Stock").

ITEM 2(e).      CUSIP NUMBER:

         564682 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS:

                Not Applicable

ITEM 4.         OWNERSHIP

         This Issuer is the sole general partner of MHC Operating Limited Partnership, an Illinois limited Partnership (the "Operating Partnership"). Certain of The Reporting Persons: Samstock/SZRT, L.L.C.; Samstock, L.L.C.; Samstock/ZFT, L.L.C.; EGI Holdings, Inc.; EGIL

CUSIP No. 564682 10 2                     13G/A                    Page 20 of 28
--------------------------------------------------------------------------------


Investments, Inc.; Anda Partnership; and LFT Partnership are limited partners of the Operating Partnership. Each limited partner of the Operating Partnership holds operating partnership units ("OP Units") which are exchangeable, at the Holder's option, on a one-for-one basis into a share of Common Stock. Amounts reported herein for each Reporting Person assume (i) the exchange of such Reporting Person's OP Units for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable; and (ii) the exchange of all Reporting Persons' OP Units for shares of Common Stock and the exercise of all Reporting Persons' options to purchase Common Stock beneficially owned by the Reporting Persons. Collectively, the Reporting Persons own 3,356,059 shares of Common Stock, or 15.6%, of the issued and outstanding shares of Common Stock (assuming the conversion of all OP Units and the exercise of all options to purchase shares of Common Stock beneficially owned by the Reporting Persons).

         Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 465,111 shares of Common Stock (assuming the exercise of options to purchase 459,999 shares of Common Stock).

                     Shared Power with Such Reporting Person

----------------------------------------------------------------------------------------------------------------------------------
                                   Total
                                Beneficially                                                      Samuel Zell     Chai Trust
                                  Owned by                                                         Revocable       Company,
Reporting Person ("RP")           such RP     Samuel Zell     Ann Lurie     Mark Slezak              Trust          L.L.C.
----------------------------------------------------------------------------------------------------------------------------------
Samuel Zell Revocable Trust        18,578         18,578                                             18,578
----------------------------------------------------------------------------------------------------------------------------------
Samstock/SZRT, L.L.C.             307,774(1)     307,774                                            307,774
----------------------------------------------------------------------------------------------------------------------------------
Samstock/ZGPI, L.L.C.               6,003                                                                              6,003
----------------------------------------------------------------------------------------------------------------------------------
Samstock, L.L.C.                  947,665(2)                                                                         947,665
----------------------------------------------------------------------------------------------------------------------------------
Samstock/ZFT, L.L.C.              196,165                                                                            196,165
----------------------------------------------------------------------------------------------------------------------------------
Samstock/Alpha, L.L.C.              8,887                                                                              8,887
----------------------------------------------------------------------------------------------------------------------------------
EGI Holdings, Inc.                579,873(3)                      579,873           579,873                          579,873
----------------------------------------------------------------------------------------------------------------------------------
EGIL Investments, Inc.            579,873(3)                      579,873           579,873
----------------------------------------------------------------------------------------------------------------------------------
Anda Partnership                  233,694(3)                      233,694           233,694                          579,873
----------------------------------------------------------------------------------------------------------------------------------
LFT Partnership                     5,436(3)                        5,436
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Total Shared Votes              2,883,948        326,352        1,398,876         1,393,040         326,352        2,318,466
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

     (1)        Includes 13,641 OP Units

     (2)        Includes 601,665 OP Units

     (3)        Represents OP Units


                     Sole Power with Respect to Common Stock

-----------------------------------------------------------------------------------------------------------------------------------
                                     Total
                                  Beneficially                                                         Samuel Zell     Chai Trust
                                    Owned by                                                            Revocable       Company,
Reporting Person ("RP")             such RP        Samuel Zell      Ann Lurie          Mark Slezak        Trust          L.L.C.
-----------------------------------------------------------------------------------------------------------------------------------
Samuel Zell                          465,111         465,111               0                0                                0
-----------------------------------------------------------------------------------------------------------------------------------
Ann Lurie                                  0               0               0                0                0               0
-----------------------------------------------------------------------------------------------------------------------------------
Mark Slezak                                0               0               0                0                0               0
-----------------------------------------------------------------------------------------------------------------------------------
Donald S. Chisolm Trust                7,000               0               0                0                0               0
-----------------------------------------------------------------------------------------------------------------------------------
Total Sole Power                     476,111         476,111               0                0                0               0
-----------------------------------------------------------------------------------------------------------------------------------
Total Sole and Shared Power        3,356,059         791,463       1,398,876        1,393,040          326,352       2,318,466
-----------------------------------------------------------------------------------------------------------------------------------
Percent of Outstanding                    15.3%            3.6%            6.5%             6.5%             1.5%            1.8%
-----------------------------------------------------------------------------------------------------------------------------------

CUSIP No. 564682 10 2                     13G/A                    Page 21 of 28
--------------------------------------------------------------------------------



ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10.        CERTIFICATION

         Not applicable

CUSIP No. 564682 10 2                     13G/A                    Page 22 of 28
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

                                    SAMUEL ZELL REVOCABLE TRUST U/T/A 1/17/90

                                    By:   /s/ Samuel Zell

                                          --------------------------------------
                                          Its: Trustee


                                    SAMSTOCK, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President

CUSIP No. 564682 10 2                     13G/A                    Page 23 of 28
--------------------------------------------------------------------------------



                                    SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/ALPHA, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    EGI HOLDINGS, INC., AN ILLINOIS CORPORATION

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    DONALD S. CHISHOLM TRUST

                                    By:   /s/ Samuel Zell

                                          --------------------------------------
                                          Its: Co-Trustee

CUSIP No. 564682 10 2                     13G/A                    Page 24 of 28
--------------------------------------------------------------------------------



                                    EGIL INVESTMENTS, INC., AN ILLINOIS
                                    CORPORATION

                                    By:   /s/ Mark Slezak

                                          --------------------------------------
                                          Its: Vice President


                                    ANDA PARTNERSHIP, AN ILLINOIS GENERAL
                                    PARTNERSHIP

                                    By: Ann Only Trust, a general partner


                                    By:   /s/ Ann Lurie
                                          --------------------------------------
                                          Its:  Co-Trustee

                                    AND


                                    By:   Ann and Descendants Trust

                                    By:   /s/ Ann Lurie
                                          --------------------------------------
                                          Its:  Co-Trustee


                                    LFT PARTNERSHIP, AN ILLINOIS GENERAL
                                    PARTNERSHIP

                                    By: Jesse Trust, a general partner

                                    By:   /s/ Ann Lurie
                                          --------------------------------------
                                          Its: Trustee


                                    /s/ Samuel Zell

                                    ------------------------------------------
                                    Samuel Zell


                                    /s/ Ann Lurie

                                    ------------------------------------------
                                    Ann Lurie



                                    /s/ Mark Slezak
                                    ------------------------------------------
                                    Mark Slezak


                                    Chai Trust Company, L.L.C.


                                    By:   /s/ Donald J. Liebentritt

                                    ------------------------------------------
                                    Its: Vice President

CUSIP No. 564682 10 2                     13G/A                    Page 25 of 28
--------------------------------------------------------------------------------


                             JOINT FILING AGREEMENT

         THIS AGREEMENT dated as February 12, 2002 among Samuel Zell Revocable Trust u/t/a 1/17/90; Samstock, L.L.C. a Delaware limited liability company; Samstock/SZRT, L.L.C., a Delaware limited liability company; Samstock/ZGPI, L.L.C., a Delaware limited liability company; Samstock/ZFT, L.L.C., a Delaware limited liability company; Samstock/Alpha, L.L.C., a Delaware limited liability company; Samstock/Alpha, L.L.C., a Delaware limited liability company; EGI Holdings, Inc., an Illinois corporation; Donald S. Chisholm Trust; EGIL Investments, Inc., an Illinois corporation; Anda Partnership, a Nevada general partnership; LFT Partnership, an Illinois general partnership; Samuel Zell; Ann Lurie; and Mark Slezak (collectively the "Reporting Persons") hereby replaces that certain Joint Filing Agreement dated as of May 18, 2001.

         WHEREAS, the Reporting Persons beneficially own or have the right to acquire shares of common stock $0.1 par value, of Manufactured Home Communities, Inc., a Maryland corporation;

         WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

         WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13G, and all amendments thereto, with the Securities and Exchange Commission.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13G, and all amendments thereto, and the Schedule 13G and all such amendments will be filed on behalf of each party hereto;

         2. Each party hereto will be responsible for the timely filing of the Schedule 13G, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13G or any amendment thereto, except to the extent such party knows or has reason to believe that such information is inaccurate.

         3. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.

CUSIP No. 564682 10 2                     13G/A                    Page 26 of 28
--------------------------------------------------------------------------------



         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    SAMUEL ZELL REVOCABLE TRUST U/T/A 1/17/90

                                    By:   /s/ Samuel Zell

                                          --------------------------------------
                                          Its: Trustee


                                    SAMSTOCK, L.L.C., A DELAWARE LIMITED
                                     LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President

CUSIP No. 564682 10 2                     13G/A                    Page 27 of 28
--------------------------------------------------------------------------------



                                    SAMSTOCK/ALPHA, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    EGI HOLDINGS, INC., AN ILLINOIS CORPORATION

                                    By:   /s/ Donald J. Liebentritt

                                          --------------------------------------
                                          Its: Vice President


                                    DONALD S. CHISHOLM TRUST

                                    By:   /s/ Samuel Zell

                                          --------------------------------------
                                          Its: Co-Trustee


                                    EGIL INVESTMENTS, INC., AN ILLINOIS
                                    CORPORATION

                                    By:   /s/ Mark Slezak

                                          --------------------------------------
                                          Its: Vice President

CUSIP No. 564682 10 2                     13G/A                    Page 28 of 28
--------------------------------------------------------------------------------



                                    ANDA PARTNERSHIP, AN ILLINOIS GENERAL
                                    PARTNERSHIP

                                    By:   Ann Only Trust, a general partner


                                    By:   /s/ Ann Lurie
                                          --------------------------------------
                                          Its:  Co-Trustee

                                    AND


                                    By:   Ann and Descendants Trust

                                    By:   /s/ Ann Lurie
                                          --------------------------------------
                                          Its:  Co-Trustee


                                    LFT PARTNERSHIP, AN ILLINOIS GENERAL
                                    PARTNERSHIP

                                    By: Jesse Trust, a general partner

                                    By:   /s/ Ann Lurie

                                          --------------------------------------
                                          Its: Trustee


                                    /s/ Samuel Zell

                                    --------------------------------------------
                                    Samuel Zell


                                    /s/ Ann Lurie

                                    --------------------------------------------
                                    Ann Lurie



                                    /s/ Mark Slezak
                                    --------------------------------------------
                                    Mark Slezak


                                    Chai Trust Company, L.L.C.

                                    By:   /s/ Donald J. Liebentritt

                                    --------------------------------------------
                                    Its: Vice President